Exhibit 23.h(iv)

                            INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (the "Agreement") is entered into as of the 30th day of April, 2001, by and between INVESTORS RESEARCH FUND, a Delaware business trust ("the Fund") and ________________________ ("Indemnitee"):

     WHEREAS, it is reasonable, prudent and necessary for the Fund to obligate itself contractually to indemnify the current trustees of the Fund to the fullest extent permitted by applicable law so that they will continue to serve the Fund free from undue concern that they will not be so indemnified and further assure that they will be entitled to advancement of expenses in defending against claims and Proceedings, and

     WHEREAS, Indemnitee is willing to continue to serve for or on behalf of the Fund on the condition that he be so indemnified;

     NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Fund and Indemnitee hereby covenant and agree as follows:

     1. SERVICES BY INDEMNITEE. Indemnitee agrees to continue to serve as a trustee of the Fund for so long as Indemnitee is duly elected or appointed and qualified or until such time as Indemnitee tenders his or her resignation in writing or is removed as a trustee, or Indemnitee tenders his or her resignation in writing or is removed as a director, officer or fiduciary of any other trust, corporation, partnership, joint venture, employee benefit plan or other enterprise that Indemnitee is serving at the request of the Fund at the time of his or her execution of this Agreement. This Agreement shall not impose any obligation on the Indemnitee or the Fund to continue the Indemnitee's position with the Fund beyond any period otherwise applicable.

     2. PROCEEDINGS OTHER THAN PROCEEDINGS BY OR ON BEHALF OF THE FUND. Indemnitee shall be entitled to the rights of indemnification provided in this
Section 2 if, wholly or partly by reason of his Fund Status (as defined in Section 14), he is, or is threatened to be made, a party to any threatened, pending or completed Proceeding (as defined in Section 14) other than a Proceeding by or on behalf of the Fund. Pursuant to this Section 2, Indemnitee shall be indemnified against Expenses (as defined in Section 14) actually and reasonably incurred by him or on his behalf in connection with such Proceeding, if he had acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Fund and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his conduct was unlawful.

     3. PROCEEDINGS BY OR ON BEHALF OF THE FUND. Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Fund Status, he is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or on behalf of the Fund to procure a judgment or decree in the Fund's favor. Pursuant to this Section 3, Indemnitee shall be indemnified against Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the Fund.
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     4. PROCEEDINGS NOT INVOLVING MONETARY DAMAGE EXPOSURE. In the event of a
Proceeding that does not include a claim for monetary damages having occurred and Indemnitee having become involved, or having been threatened to be involved, Indemnitee agrees that the Fund shall have the option of selecting legal counsel to represent Indemnitee in such Proceeding provided there is no conflict of interest between Indemnitee and the Fund with respect to that Proceeding. Should such conflict exist or develop, Indemnitee shall be entitled to select his counsel and shall be entitled to the full indemnification for which provision is made in this Agreement.

     5. INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL. To the extent that Indemnitee is, by reason of his Fund Status, a party to and is successful, on the merits or otherwise, in defense of any Proceeding referred to in Section 2 or Section 3 or in defense of any particular claim, issue or matter therein, the Fund shall indemnify him against all Expenses actually and reasonably incurred by him or on his behalf in connection with such claims, issues or matters. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Fund shall indemnify him against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, withdrawal, discontinuance, or abandonment, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

     6. CONDITIONS TO INDEMNIFICATION. Nothing contained in this Agreement shall be construed to protect Indemnitee against any liability to the Fund or its shareholders to which he would otherwise be subject by reason of Disabling Conduct (as defined in Section 14). No indemnification shall be made pursuant to this Agreement unless:

          (a) There is a final determination on the merits by a court or other body before whom the action, suit or Proceeding was brought that Indemnitee was not liable by reason of Disabling Conduct (for this purpose, a dismissal based upon a statute of limitations or upon lack of prosecution shall be deemed to have been on the merits); or

          (b) In the absence of such a judicial or administrative determination, there is a reasonable determination, based upon a review of the facts, that Indemnitee was not liable by reason of Disabling Conduct, which determination shall be made by Independent Counsel (as defined in Section 14) in a written opinion or by the vote of a majority of trustees of the Fund who are neither interested persons of the Fund nor parties to the Proceeding, as herein provided.

     7. ADVANCE OF EXPENSES. The Fund shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within the time provided herein after the receipt by the Fund of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred or to be incurred by Indemnitee within the next ninety (90) days and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay

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any Expenses advanced unless it is ultimately determined that Indemnitee is entitled to be indemnified against such Expenses. Such advance shall be made only if one of the following conditions is met:

          (a) A quorum of the disinterested, non-party trustees shall reasonably determine that Indemnitee's undertaking is adequate without security or, if such a determination cannot be made, that either adequate security shall be provided or one of the other conditions precedent set out below shall have been met; or

          (b) The Fund is insured against losses arising by reason of any lawful advances; or

          (c) A determination is made by Independent Counsel in a written opinion, based on a review of readily-available facts, that there is reason to believe that Indemnitee ultimately will be found entitled to indemnification; or

          (d) A majority of a quorum of the disinterested, non-party trustees of the Fund shall determine, based on a review of readily-available facts, that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

     8. PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION. To obtain indemnification under this Agreement, Indemnitee shall submit to the Fund a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.

          (a) Upon written request by Indemnitee for advance of expenses pursuant to Paragraph 7, the disinterested, non-party trustees shall hold a meeting within fifteen (15) days following the day of receipt by the Fund of Indemnitee's request. If a majority of the disinterested, non-party trustees agree that the Indemnitee meets the requirements for having expenses advanced, that will be the decision of the Fund. If the disinterested, non-party trustees agree unanimously that Indemnitee does not meet the requirements for expense advances, that shall be the decision of the Fund. If neither of those decisions can be achieved or if the disinterested, non-party trustees so direct, the decision as to Indemnitee's request shall be made by an independent counsel as provided herein. In the event there should be no disinterested, non-party trustee available, the trustees shall proceed immediately to the appointment of an Independent Counsel pursuant to Subsection (d) below.

          (b) Upon determination that the disinterested, non-party trustees cannot or prefer not to make the decision as to Indemnitee's request for advances, a determination with respect to Indemnitee's entitlement thereto shall be made by Independent Counsel in a written opinion, a copy of which shall be delivered to Indemnitee, or as provided in Section 9(a). If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the Independent Counsel or disinterested, non-party trustees making such determination with respect to Indemnitee's entitlement to indemnification,

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including providing to such Independent Counsel or trustees upon reasonable advance request any documentation or information (1) that is not privileged or otherwise protected from disclosure, (2) which is reasonably available to Indemnitee and (3) reasonably necessary to such determination. Any reasonable costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating shall be advanced by the Fund (irrespective of the determination as to Indemnitee's entitlement to indemnification), and the Fund hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

          (c) Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Fund), and Indemnitee shall give written notice to the Fund advising it as to the identity of the Independent Counsel so selected. The Fund or Indemnitee may, within seven
(7) days after such written notice of selection shall have been given, deliver to the other party a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of "Independent Counsel" as defined in Section 14, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. In order to qualify as Independent Counsel, the person nominated must certify that his calendar is such that he can complete the assignment within the thirty (30) day period contemplated by Section 9(a).

          (d) If, within fifteen (15) days after submission by Indemnitee of a written request for indemnification pursuant to Section 8(a), the disinterested, non-party trustees have not made a decision pursuant to Paragraph 8(b) and no Independent Counsel shall have been selected or, if selected, shall have been objected to in accordance with this Section 8(c), either the Fund or Indemnitee may petition the Superior Court of the State of California or any other court of competent jurisdiction for resolution of any objection that shall have been made by the Fund to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel under Section 8(c). The Fund shall pay any and all reasonable fees and expenses charged or incurred by such Independent Counsel in connection with his or her actions pursuant to Section 8(c), and all reasonable fees and expenses incident to the procedures of Section 8(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial Proceeding or arbitration pursuant to Section 10(a), Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

     9. EFFECT OF CERTAIN PROCEEDINGS.

          (a) If trustees of the Fund or Independent Counsel selected under
Section 8 to determine whether Indemnitee is entitled to indemnification shall not have made such determination within forty-five (45) days after receipt by the Fund of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made, and Indemnitee shall be

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entitled to such indemnification, absent (i) an intentional misstatement by
Indemnitee of a material fact, or an intentional omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that this forty-five
(45) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the trustees of the Fund required to make such determination or Independent Counsel in good faith determines that such additional time is required for the obtaining or evaluating of documentation and/or information relating thereto. If such a determination is made, such Independent Counsel or trustees shall promptly notify the Fund and Indemnitee of such determination by written notice.

          (b) The termination of any Proceeding or of any claim, issue or matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Fund or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

     10. REMEDIES OF INDEMNITEE.

          (a) If (i) a determination is made pursuant to Section 8 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7, (iii) the determination of entitlement to indemnification is not made by the disinterested non-party trustees of the Fund pursuant to Section 8 or by Independent Counsel pursuant to Section 8 by delivery of a written opinion, within forty-five (45) days after receipt by the Fund of the request for indemnification, or within sixty (60) days if an extension is granted under Section 9(a), (iv) payment of indemnification is not made pursuant to Section 5 within ten (10) days after receipt by the Fund of a written request therefor, or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 8 or Section 9, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of California, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator, pursuant to the Commercial Arbitration rules of the American Arbitration Association. Indemnitee shall commence such Proceeding seeking an adjudication or an award in arbitration no later than one (1) year following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 10(a).

          (b) If a determination shall have been made pursuant to Section 8 that Indemnitee is not entitled to indemnification, any judicial Proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial or arbitration on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination nor shall reference to such determination be made in the course of such judicial Proceeding or arbitration except as allowed under (c) below.

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          (c) If a determination shall have been made or deemed to have been made pursuant to Section 8 or Section 9 that Indemnitee is entitled to indemnification, the Fund shall be bound by such determination in any judicial Proceeding or arbitration commenced pursuant to this Section 10, absent (i) an intentional misstatement by Indemnitee of a material fact, or an intentional omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification or
(ii) a prohibition of such indemnification under applicable law.

          (d) The Fund shall be precluded from asserting in any judicial Proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all the provisions of this Agreement, unless there is applicable legal authority to the contrary that is binding upon the Fund.

          (e) If Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of, or an award in arbitration to enforce, his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

     11. SECURITY. To the extent reasonably requested by the Indemnitee, the Fund may at any time and from time to time provide security to the Indemnitee for the Fund's obligations hereunder through an irrevocable bank letter of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

     12. NON-EXCLUSIVITY; DURATION OF AGREEMENT; INSURANCE; SUBROGATION.

          (a) The rights to be indemnified and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Fund's Articles of Incorporation or Bylaws, any other agreement, a vote of shareholders or a resolution of Fund trustees, or otherwise. This Agreement shall continue until, and terminate upon, the later to occur of: (a) fifteen
(15) years after the date that Indemnitee shall have ceased to serve as a trustee and/or officer of the Fund or fiduciary of any other trust, corporation, partnership, joint venture, employee benefit plan or other enterprise that Indemnitee served at the request of the Fund, or (b) the final termination of all pending Proceedings in respect of which Indemnitee has asserted, is entitled to assert or has been granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to
Section 10 relating thereto. This Agreement shall be binding upon the Fund and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors, administrators, and assigns.

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          (b) If the Fund maintains an insurance policy or policies providing liability insurance for trustees or officers of the Fund or fiduciaries of any other corporation, trust, partnership, joint venture, employee benefit plan or other enterprise that such person serves at the request of the Fund, Indemnitee shall be covered by such policy or policies in accordance with the terms thereof to the maximum extent of the coverage available for any such trustee or officer under such policy or policies.

          (c) If any payment is made under this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Fund to bring suit to enforce such rights.

          (d) The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, if such payment is not recoverable from Indemnitee.

13. EXCEPTION TO RIGHT OF INDEMNIFICATION OR ADVANCEMENT OF EXPENSES. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding, or any claim, issue or matter therein, brought or made by him against the Fund, except as provided in Section 10(e) and except in connection with an affirmative defense and/or a mandatory cross-claim made in an action or Proceeding brought against him or her.

     14. DEFINITIONS FOR PURPOSES OF THIS AGREEMENT:

          (a) "1940 Act" means the Investment Company Act of 1940, as amended.

          (b) "Disabling Conduct" of a trustee means his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, as described in Section 17(h) of the 1940 Act.

          (c) "Expenses" shall include, without limitation, all attorneys' fees, judgments, fines and amounts paid in settlement, retainers, court costs, transcript costs, fees of experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, and preparing to prosecute or defend or investigate a Proceeding.

          (d) "Fund Status" describes the status of a person who is or was or has agreed to become a trustee of the Fund, or is or was an officer, employee, agent or fiduciary of the Fund or of any other corporation, trust, partnership, joint venture, employee benefit plan or other enterprise that such person is or was serving at the request of the Fund.

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          (e) "Independent Counsel" means an attorney who is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent: (i) the Fund or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or Indemnitee in an action to determine Indemnitee's rights under this Agreement arising on or after the date of this Agreement, regardless of when the Indemnitee's act or failure to act occurred.

          (f) "Proceeding" includes any claim, action, suit, arbitration, alternative dispute resolution mechanism (including mediation), investigation, administrative hearing and any other Proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative, except one initiated by Indemnitee pursuant to Section 10 to enforce his rights under this Agreement. For clarification purposes and without limitation, the term "Proceeding" also includes proceedings that do not include relief seeking monetary damages, such as actions for injunctive and declaratory relief.

     15. HEADINGS. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     16. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent evidenced by the provision held invalid, illegal or unenforceable.

     17. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     18. NOTICE BY INDEMNITEE. Indemnitee agrees promptly to notify the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter that may be subject to indemnification or advancement of Expenses covered hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from indemnification hereunder.

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     19. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, at the time of delivery, or (ii) if mailed by certified mail (return receipt requested) with postage prepaid, on the third (3rd) business day after the date on which it is so mailed, provided it was properly addressed:

     (a) if to Indemnitee, to:          _____________________________________

                                        _____________________________________

                                        _____________________________________

     (b) if to the Fund, to:      ATTN: President Investors Research Fund
                                        11111 Santa Monica Boulevard, Suite 820
                                        Los Angeles, CA 90025

or to such other address as may have been furnished by like notice to Indemnitee by the Fund or to the Fund by Indemnitee, as the case may be.

     20. GOVERNING LAW. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws, and any controlling provisions of federal law.

     21. LEGAL FEES. In the event that Indemnitee or the Fund should find it necessary or convenient to engage legal assistance to resolve the entitlement to indemnification and/or advances under this Agreement, the party prevailing on the claim, whether litigation on the subject is or is not initiated, shall be entitled to recover the fees and costs reasonably incurred in the effort from the party who did not prevail.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above set forth.


                                        INVESTORS RESEARCH FUND


                                        By:
                                           -------------------------------------
                                           Glenn C. Weirick,           President


                                        ----------------------------------------
                                                                    , Indemnitee

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